Exhibit 10.1

PUBLIC HEALTH SERVICE

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

This Agreement is based on the model Cooperative Research and Development Agreement (“CRADA “) adopted by the U.S. Public Health Service (“PHS”) Technology Transfer Policy Board for use by components of the National Institutes of Health (“NIH”), the Centers for Disease Control and Prevention (“CDC”), and the Food and Drug Administration (“FDA “), which are agencies of the PHS within the Department of Health and Human Services (“HHS”).

This Cover Page identifies the Parties to this CRADA:

The U.S. Department of Health and Human Services, as represented by
National Institute of Neurological Disorders and Stroke
an Institute, Center, or Division (hereinafter referred to as the “ICD”) of the the National Institutes of Health

and

Lixte, Inc.
hereinafter referred to as the “Collaborator”,
having offices at 6 Tinker Lane, East Setatuket, New York 11733 created and operating under the laws of Delaware.

COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

Article 1. Introduction

This CRADA between ICD and Collaborator will be effective when signed by the Parties, which are identified on both the Cover Page and the Signature Page (page 16). The official contacts for the Parties are identified on the Contacts Information Page (page 17). Publicly available information regarding this CRADA appears on the Summary Page (page 18). The research and development activities that will be undertaken by ICD and Collaborator in the course of this CRADA are detailed in the Research Plan, attached as Appendix A. The staffing, funding, and materials contributions of the Parties are set forth in Appendix B. Any changes to the model CRADA are set forth in Appendix C.

Article 2. Definitions

The terms listed in this Article will carry the meanings indicated throughout the CRADA. To the extent a definition of a term as provided in this Article is inconsistent with a corresponding definition in the applicable sections of either the United States Code (U.S.C.) or the Code of Federal Regulations (C.F.R.), the definition in the U.S.C. or C.F.R. will control.

2.1
“Affiliate” means any corporation or other business entity controlled by, controlling, or under common control with Collaborator at any time during the term of the CRADA. For this purpose, “control” means direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or at least fifty percent (50%) interest in the income of the corporation or other business entity.

2.2	“Background Invention” means an Invention conceived and first actually reduced to practice before the Effective Date.

2.3	“Collaborator Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by Collaborator and used in the performance of the Research Plan.

2.4	“Confidential Information” means confidential scientific, business, or financial information provided that the information does not include:

(a)	information that is publicly known or that is available from public sources;

(b)	information that has been made available by its owner to others without a confidentiality obligation;

(c)	information that is already known by the receiving Party, or information that is independently created or compiled by the receiving Party without reference to or use of the provided information; or

(d)	information that relates to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of the Research Plan.

2.5
“Cooperative Research and Development Agreement” or “CRADA” means this Agreement, entered into pursuant to the Federal Technology Transfer Act of I 986. as amended (§ 15 U.S.C. §§ 3710a et seq.), and Executive Order 12591 of April 10, 1987.

2.6	“CRADA Data” means all recorded information first produced in the performance of the Research Plan.

2.7	“CRADA Materials” means all tangible materials first produced in the performance of the Research Plan other than CRADA Data.

2.8	“CRADA Subject Invention” means any Invention of either or both Parties, conceived or first actually reduced to practice in the performance of the Research Plan.

2.9	“Effective Date” means the date of the last signature of the Parties executing this Agreement.

2.10	“Government” means the Government of the United States of America.

2.11	“ICD Materials” means all tangible materials not first produced in the performance of this CRADA that are owned or controlled by ICD and used in the performance of the Research Plan.

2.12
“Invention” means any invention or discovery that is or may be patentable or otherwise protected under Title 35 of the United States Code, or any novel variety of plant which is or may be protectable under the Plant Variety Protection Act, 7 U.S.C. §§ 2321 et seq.

2.13
“Patent Application” means an application for patent protection for a CRADA Subject Invention with the United States Patent and Trademark Office (“U.S.P.T.O.”) or the corresponding patent-issuing authority of another nation.

2.14	“Patent” means any issued United States patent, any international counterpart(s), and any corresponding grant(s) by a non-U.S. government in place of a patent.

2.15	“Principal Investigator(s)” or “PI(s)” means the person(s) designated by the Parties who will be responsible for the scientific and technical conduct of the Research Plan. .

2.16	“Research Plan” means the statement in Appendix A of the respective research and development commitments of the Parties.

Article 3. Cooperative Research and Development

3.1
Performance of Research and Development. The research and development activities to be carried out under this CRADA will be performed solely by the Parties identified on the Cover Page unless specifically stated elsewhere in this Agreement. The PIs will be responsible for the scientific and technical conduct of this project on behalf of their employers. Any Collaborator employees who will work at ICD facilities will be required to sign a Guest Researcher or Special Volunteer Agreement appropriately modified in view of the terms of this CRADA.

3.2
Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6.

3.3
Use and Disposition of Collaborator Materials and ICD Materials. The Parties agree to use Collaborator Materials and ICD Materials only in accordance with the Research Plan, not to transfer these materials to third parties except in accordance with the Research Plan or as approved by the owning or providing Party, and, upon expiration or termination of the CRADA, to dispose of these materials as directed by the owning or providing Party.

3.4
Third-Party Rights in Collaborator’s CRADA Subject Inventions. If Collaborator has received (or will receive) support of any kind from a third party in exchange for rights in any of Collaborator’s CRADA Subject Inventions, Collaborator agrees to ensure that its obligations to the third party are both consistent with Articles 6 through 8 and subordinate to Article 7 of this CRADA.

3.5
Disclosures to ICD. Prior to execution of this CRADA, Collaborator agrees to disclose to ICD all instances in which outstanding royalties are due under a PHS license agreement, and in which Collaborator had a PHS license terminated in accordance with 37 C.F .R. § 404.10. These disclosures will be treated as Confidential Information upon request by Collaborator in accordance with Paragraphs 2.4, 8.3, and 8.4.

Article 4. Reports

4.1
Interim Research and Development Reports. The PIs should exchange information regularly, in writing. This exchange may be accomplished through meeting minutes, annual reports, detailed correspondence, and circulation of draft manuscripts.

4.2
Final Research and Development Reports. The Parties will exchange final reports of their results within four (4) months after the expiration or termination of this CRADA. These reports will set forth the technical progress made; any publications arising from the research; and the existence of invention disclosures of potential CRADA Subject Inventions and/or any corresponding Patent Applications.

4.3
Fiscal Reports. If Collaborator has agreed to provide funding to ICD under this CRADA and upon the request of Collaborator, then concurrent with the exchange of final research and development reports according to Paragraph 4.2, ICD will submit to Collaborator a statement of all costs incurred by ICD for the CRADA. If the CRADA has been terminated, ICD will specify any costs incurred before the date of termination for which ICD has not received funds from Collaborator, as well as for all reasonable termination costs including the cost of returning Collaborator property or removal of abandoned Collaborator property, for which Collaborator will be responsible.

Article 5. Staffing, Financial, and Materials Obligations

5.1
ICD and Collaborator Contributions. The contributions of any staff, funds, materials, and equipment by the Parties are set forth in Appendix B. The Federal Technology Transfer Act of 1986, l5 U.S.C. § 37l0a(d)(1) prohibits ICD from providing funds to Collaborator for any research and development activities under this CRADA.

5.2
ICD Staffing. No ICD employees will devote 100% of their effort or time to the research and development activities under this CRADA. ICD will not use funds provided by Collaborator under this CRADA for ICD personnel to pay the salary of, any permanent ICD employee. Although personnel hired by ICD using CRADA funds will focus principally on CRADA research and development activities, Collaborator acknowledges that these personnel may nonetheless make contributions to other research and development activities, and the activities will be outside the scope of this CRADA.

5.3
Collaborator Funding. Collaborator acknowledges that Government funds received by Collaborator from an agency of the Department of Health and Human Services may not be used to fund ICD under this CRADA. If Collaborator has agreed to provide funds to ICD then the payment schedule appears in Appendix B and Collaborator will make payments according to that schedule. If Collaborator fails to make any scheduled payment, ICD will not be obligated to perform any of the research and development activities specified herein or to take any other action required by this CRADA until the funds are received. ICD will use these funds exclusively for the purposes of this CRADA. Each Party will maintain separate and distinct current accounts, records, and other evidence supporting its financial obligations under this CRADA and, upon written request, will provide the other Party a Fiscal Report according to Paragraph 4.3, which delineates all payments made and all obligated expenses, along with the Final Research Report described in Paragraph 4.2.

5.4
Capital Equipment. Collaborator’s commitment, if any, to provide ICD with capital equipment to enable the research and development activities under the Research Plan appears in Appendix B. If Collaborator transfers to ICD the capital equipment or provides funds for ICD to purchase it, then ICD will own the equipment. If Collaborator loans capital equipment to ICD for use during the CRADA, Collaborator will be responsible for paying all costs and fees associated with the transport, installation, maintenance, repair, removal, or disposal of the equipment, and ICD will not be liable for any damage to the equipment.

Article 6. Intellectual Property

6.1
Ownership of CRADA Subject Inventions, CRADA Data, and CRADA Materials. Subject to the Government license described in Paragraph 7.5, the sharing requirements of Paragraph 8.1, and the regulatory filing requirements of Paragraph 8.2, the producing Party will retain sole ownership of and title to all CRADA Subject Inventions, all copies of CRADA Data, and all CRADA Materials produced solely by its employee(s). The Parties will own jointly all CRADA Subject Inventions invented jointly and all copies of CRADA Data and all CRADA Materials developed jointly.

6.2
Reporting. The Parties will promptly report to each other in writing each CRADA Subject Invention reported by their respective personnel, and any Patent Applications filed thereon, resulting from the research and development activities conducted under this CRADA. Each Party will report all CRADA Subject Inventions to the other Party in sufficient detail to determine inventorship, which will be determined in accordance with U.S. patent law. These reports will be treated as Confidential Information in accordance with Article 8. Formal reports will be made by and to the Patenting and Licensing Offices identified on the Contacts Information Page herein.

6.3
Filing of Patent Applications. Each Party will make timely decisions regarding the filing of Patent Applications on the CRADA Subject Inventions made solely by its employee(s), and will notify the other Party in advance of filing. Collaborator will have the first opportunity to file a Patent Application on joint CRADA Subject Inventions and will notify PHS of its decision within sixty (60) days of an Invention being reported or at least thirty (30) days before any patent filing deadline, whichever occurs sooner. If Collaborator fails to notify PHS of its decision within that time period or notifies PHS of its decision not to file a Patent Application, then PHS has the right to file a Patent Application on the joint CRADA Subject Invention. Neither Party will be obligated to file a Patent Application. Collaborator will place the following statement in any Patent Application it files on a CRADA Subject Invention: “This invention was created in the performance of a Cooperative Research and Development Agreement with the National Institutes of Health, an Agency of the Department of Health and Human Services. The Government of the United States has certain rights in this invention.” If either Party files a Patent Application on a joint CRADA Subject Invention, then the filing Party will include a statement within the Patent Application that clearly identifies the Parties and states that the joint CRADA Subject Invention was made under this CRADA.

6.4
Patent Expenses. Unless agreed otherwise, the Party filing a Patent Application will pay all preparation and filing expenses, prosecution fees, issuance fees, post issuance fees, patent maintenance fees, annuities, interference expenses, and attorneys’ fees for that Patent Application and any resulting Patent(s). If a license to any CRADA Subject Invention is granted to Collaborator, then Collaborator will be responsible for all expenses and fees, past and future, in connection with the preparation, filing, prosecution, and maintenance of any Patent Applications and Patents claiming exclusively-licensed CRADA Subject Inventions and will be responsible for a pro-rated share, divided equally among all licensees, of those expenses and fees for non-exclusively licensed CRADA Subject Inventions. Collaborator may waive its exclusive option rights at any time, and incur no subsequent financial obligation for those Patent Application(s) or Patent(s)

6.5
Prosecution of Patent Applications. The Party filing a Patent Application will provide the non-filing Party with a copy of any official communication relating to prosecution of the Patent Application within thirty (30) days of transmission of the communication. Each Party will also provide the other Party with the power to inspect and make copies of all documents retained in the applicable Patent Application or Patent file. The Parties agree to consult with each other regarding the prosecution of Patent Applications directed to joint CRADA Subject Inventions. If Collaborator elects to file and prosecute Patent Applications on joint CRADA Subject Inventions, then Collaborator agrees to use the U.S.P.T.O. Customer Number Practice and/or grant PHS a power(s) of attorney (or equivalent) necessary to assure PHS access to its intellectual property rights in these Patent Applications. PHS and Collaborator will cooperate with each other to obtain necessary signatures on Patent Applications, assignments, or other documents.

Article 7. Licensing

7.1
Background Inventions. Other than as specifically stated in this Article 7, nothing in this CRADA will be construed to grant any rights in one Party’s Background Invention(s) to the other Party, except to the extent necessary for the Parties to conduct the research and development activities described in the Research Plan.

7.2
Collaborator’s License Option to CRADA Subject Inventions. With respect to Government rights to any CRADA Subject Invention made solely by an ICD employee(s) or made jointly by an ICD employee(s) and a Collaborator employee(s) for which a Patent Application was filed, PHS hereby grants to Collaborator an exclusive option to elect an exclusive or nonexclusive commercialization license. The license will be substantially in the form of the appropriate model PHS license agreement and will fairly reflect the nature of the CRADA Subject Invention, the relative contributions of the Parties to the CRADA Subject Invention and the CRADA, a plan for the development and marketing of the CRADA Subject Invention, the risks incurred by Collaborator, and the costs of subsequent research and development needed to bring the CRADA Subject Invention to the marketplace. The field of use of the license will not exceed the scope of the Research Plan.

7.3
Exercise of Collaborator’s License Option. To exercise the option of Paragraph 7.2 Collaborator must submit a written notice to the PHS Patenting and Licensing Contact identified on the Contacts Information Page (and provide a copy to the ICD Contact for CRADA Notices) within three (3) months after either (i) Collaborator receives written notice from PHS that the Patent Application has been filed or (ii) the date on which Collaborator files the Patent Application. The written notice exercising this option will include a completed “Application for License to Public Health Service Inventions” and will initiate a negotiation period that expires nine (9) months after the exercise of the option. If PHS has not responded in writing to the last proposal by Collaborator within this nine (9) month period, the negotiation period will be extended to expire one (1) month after PHS so responds, during which month Collaborator may accept in writing the final license proposal of PHS. In the absence of Collaborator’s exercise of the option, or upon election of a nonexclusive license, PHS will be free to license the CRADA Subject Invention to others. These time periods may be extended at the sole discretion of PHS upon good cause shown in writing by Collaborator.

7.4
Government License in ICD Sole CRADA Subject Inventions and Joint CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(1)(A), for CRADA Subject Inventions owned solely by ICD or jointly by ICD and Collaborator, and licensed pursuant to the option of Paragraph 7.2, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government. In the exercise of this license, the Government will not publicly disclose trade secrets or commercial or financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered privileged or confidential if it had been obtained from a non-federal party.

7.5
Government License in Collaborator Sole CRADA Subject Inventions. Pursuant to 15 U.S.C. § 3710a(b)(2), for CRADA Subject Inventions made solely by an employee of Collaborator, Collaborator grants to the Government a nonexclusive, nontransferable, irrevocable, paid-up license to practice the CRADA Subject Invention or have the CRADA Subject Invention practiced throughout the world by or on behalf of the Government for research or other Government purposes.

7.6
Third Party License. Pursuant to 15 U.S.C. § 3710a(b)(1)(B), if PHS grants an exclusive license to a CRADA Subject Invention made solely by an ICD employee or jointly with a Collaborator employee, the Government will retain the right to require Collaborator to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive sublicense to use the CRADA Subject Invention in Collaborator’s licensed field of use on terms that are reasonable under the circumstances; or, if Collaborator fails to grant a license, to grant the license itself. The exercise of these rights by the Government will only be in exceptional circumstances and only if the Government determines (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by Collaborator, (ii) the action is necessary to meet requirements for public use specified by federal regulations, and such requirements are not reasonably satisfied by Collaborator; or (iii) Collaborator has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Paragraph is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.7
Third-Party Rights In ICD Sole CRADA Subject Inventions. For a CRADA Subject Invention conceived prior to the Effective Date solely by an ICD employee that is first actually reduced to practice after the Effective Date in the performance of the Research Plan, the option offered to Collaborator in Paragraph 7.2 may be restricted if, before the Effective Date, PHS had filed a Patent Application and has either offered or granted a license or has executed a license in the CRADA Subject Invention to a third party. Collaborator nonetheless retains the right to apply for a license to any such CRADA Subject Invention in accordance with the terms and procedures of 35 U.S.C. § 209 and 37 C.F.R. Part 404.

7.8
Joint CRADA Subject Inventions Not Exclusively Licensed by Collaborator. If Collaborator does not acquire an exclusive commercialization license in a joint CRADA Subject Invention in all fields of use then, for those fields of use not exclusively licensed to Collaborator, each Party will have the right to use the joint CRADA Subject Invention and to license its use to others, and each Party will cooperate with the other, as necessary, to fulfill international licensing requirements. The Parties may agree to a joint licensing approach for any remaining fields of use.

Article 8. Rights of Access and Publication

8.1
Right of Access to CRADA Data and CRADA Materials. ICD and Collaborator agree to exchange all CRADA Data and to share all CRADA Materials. If the CRADA is terminated, both Parties agree to provide CRADA Materials in quantities needed to complete the Research Plan. Such provision will occur before the termination date of the CRADA or sooner, if required by the Research Plan.

8.2
Use of CRADA Data and CRADA Materials. The Parties will be free to utilize CRADA Data and CRADA Materials internally for their own purposes, consistent with their obligations under this CRADA. The Parties may share CRADA Data or CRADA Materials with their Affiliates, agents or contractors provided the obligations of this Article 8.2 are simultaneously conveyed.

(a)	CRADA Data.

Collaborator and ICD will use reasonable efforts to keep CRADA Data confidential until published or until corresponding Patent Applications are filed. To the extent permitted by law, each Party will have the right to use any and all CRADA Data in and for any regulatory filing by or on behalf of the Party.

(b)	CRADA Materials.

Collaborator and ICD will use reasonable efforts to keep descriptions of CRADA Materials confidential until published or until corresponding Patent Applications are filed. Collaborator acknowledges that the basic research mission of PHS includes sharing with third parties for further research those research resources made in whole or in part with NIH funding. Consistent with this mission and the tenets articulated in “Sharing of Biomedical Research Resources: Principles and Guidelines for Recipients of NIH Research Grants and Contracts”, December 1999, available at http://ott.od.nih.gov/NewPages/RTguide_final.html, following publication either Party may make available to third parties for further research those CRADA Materials made jointly by both PHS and Collaborator. Notwithstanding the above, if those joint CRADA Materials are the subject of a pending Patent Application or a Patent, the Parties may agree to restrict distribution or freely distribute them. Either Party may distribute those CRADA Materials made solely by the other Party only upon written consent from that other Party or that other Party’s designee.

8.3
Confidential Information. Each Party agrees to limit its disclosure of Confidential Information to the amount necessary to carry out the Research Plan, and will place a confidentiality notice on all such information. A Party orally disclosing Confidential Information to the other Party will summarize the disclosure in writing and provide it to the other Party within fifteen (15) days of the disclosure. Each Party receiving Confidential Information agrees to use it only for the purposes described in the Research Plan. Either Party may object to the designation of information as Confidential Information by the other Party.

8.4
Protection of Confidential Information. Confidential Information will not be disclosed, copied, reproduced or otherwise made available to any other person or entity without the consent of the owning or providing Party except as required by a court or administrative body of competent jurisdiction, or federal law or regulation. Each Party agrees to use reasonable efforts to maintain the confidentiality of Confidential Information, which will in no instance be less effort than the Party uses to protect its own Confidential Information. Each Party agrees that a Party receiving Confidential Information will not be liable for the disclosure of that portion of the Confidential Information which, after notice to and consultation with the disclosing Party, the receiving Party determines may not be lawfully withheld, provided the disclosing Party has been given a reasonable opportunity to seek a court order to enjoin disclosure.

8.5
Protection of Human Subjects’ Information. The research and development activities to be conducted under this CRADA are not intended to involve human subjects or human tissues within the meaning of 45 C.F .R. Part 46 and 21 C.F.R. Part 50. Should it become necessary to utilize human subjects or human tissues, or to provide a Party with access to information about identifiable human subjects, the Parties agree to amend this CRADA in accordance with Paragraph 13.6 to ensure that the research and development activities conducted hereunder will conform to the appropriate federal laws and regulations, including but not limited to all applicable FDA regulations and HHS regulations relating to the protection of human subjects.

8.6
Duration of Confidentiality Obligation. The obligation to maintain the confidentiality of Confidential Information will expire at the earlier of the date when the information is no longer Confidential Information as defined in Paragraph 2.4 or three (3) years after the expiration or termination date of this CRADA. Collaborator may request an extension to this term when necessary to protect Confidential Information relating to products not yet commercialized.

8.7
Publication. The Parties are encouraged to make publicly available the results of their research and development activities. Before either Party submits a paper or abstract for publication or otherwise intends to publicly disclose information about a CRADA Subject Invention, CRADA Data or CRADA Materials, the other Party will have thirty (30) days to review the proposed publication or disclosure to assure that Confidential Information is protected. Either Party may request in writing that the proposed publication or other disclosure be delayed for up to thirty (30) additional days as necessary to file a Patent Application.

Article 9. Representations and Warranties

9.1	Representations of ICD. ICD hereby represents to Collaborator that:

(a)	ICD has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that ICD’s official signing this CRADA has authority to do so.

(b)
To the best of its knowledge and belief, neither ICD nor any of its personnel involved in this CRADA is presently subject to debarment or suspension by any agency of the Government which would directly affect its performance of the CRADA. Should ICD or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, ICD will notify Collaborator within thirty (30) days of receipt of final notice.

9.2	Representations and Warranties of Collaborator. Collaborator hereby represents and warrants to ICD that:

(a)	Collaborator has the requisite power and authority to enter into this CRADA and to perform according to its terms, and that Collaborator’s official signing this CRADA has authority to do so.

(b)
Neither Collaborator nor any of its personnel involved in this CRADA, including Affiliates, agents, and contractors are presently subject to debarment or suspension by any agency of the Government. Should Collaborator or any of its personnel involved in this CRADA be debarred or suspended during the term of this CRADA, Collaborator will notify ICD within thirty (30) days of receipt of final notice.

(c)	Subject to Paragraph 12.3, and if and to the extent Collaborator has agreed to provide funding under Appendix B, Collaborator is financially able to satisfy these obligations in a timely manner.

Article 10. Expiration and Termination

10.1
Expiration. This CRADA will expire on the last date of the term set forth on the Summary Page. In no case will the term of this CRADA extend beyond the term indicated on the Summary Page unless it is extended in writing in accordance with Paragraph 13.6.

10.2	Termination by Mutual Consent. ICD and Collaborator may terminate this CRADA at any time by mutual written consent.

10.3
Unilateral Termination. Either ICD or Collaborator may unilaterally terminate this CRADA at any time by providing written notice at least sixty (60) days before the desired termination date. ICD may, at its option, retain funds transferred to ICD before unilateral termination by Collaborator for use in completing the Research Plan.

10.4
Funding for ICD Personnel. If Collaborator has agreed to provide funding for ICD personnel and this CRADA is mutually or unilaterally terminated by Collaborator before its expiration, then Collaborator agrees that funds for that purpose will be available to ICD for a period of six (6) months after the termination date or until the expiration date of the CRADA, whichever occurs sooner. If there are insufficient funds to cover this expense, Collaborator agrees to pay the difference.

10.5
New Commitments. Neither Party will incur new expenses related to this CRADA after expiration, mutual termination, or a notice of a unilateral termination and will, to the extent feasible, cancel all outstanding commitments and contracts by the termination date. Collaborator acknowledges that ICD will have the authority to retain and expend any funds for up to one (1) year subsequent to the expiration or termination date to cover any unpaid costs obligated during the term of the CRADA in undertaking the research and development activities set forth in the Research Plan.

Article 11. Disputes

11.1
Settlement. Any dispute arising under this CRADA which is not disposed of by agreement of the Principal Investigators will be submitted jointly to the signatories of this CRADA. If the signatories, or their designees, are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary for Health (or his/her designee or successor) will propose a resolution. Nothing in this Paragraph will prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2	Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article 11, the Parties agree that performance of all obligations will be pursued diligently.

Article 12. Liability

12.1
NO WARRANTIES. EXCEPT AS SPECIFICALLY STATED IN ARTICLE 9, THE PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO ANY MATTER WHATSOEVER, INCLUDING THE CONDITIONS OF THE RESEARCH OR ANY INVENTION OR MATERIAL, WHETHER TANGIBLE OR INTANGIBLE, MADE OR DEVELOPED UNDER OR OUTSIDE THE SCOPE OF THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY INVENTION OR MATERIAL, OR THAT A TECHNOLOGY UTILIZED BY A PARTY IN THE PERFORMANCE OF THE RESEARCH PLAN DOES NOT INFRINGE ANY THIRD-PARTY PATENT RIGHTS.

12.2
Indemnification and Liability. Collaborator agrees to hold the Government harmless and to indemnify the Government for all liabilities, demands, damages, expenses and losses arising out of the use by Collaborator for any purpose of the CRADA Data, CRADA Materials or CRADA Subject Inventions produced in whole or part by ICD employees under this CRADA, unless due to the negligence or willful misconduct of ICD, its employees, or agents. The Government has no statutory authority to indemnify Collaborator. Each Party otherwise will be liable for any claims or damages it incurs in connection with this CRADA, except that ICD, as an agency of the Government, assumes liability only to the extent provided under the Federal Tort Claims Act, 28 U.S.C. Chapter 171.

12.3
Force Majeure. Neither Party will be liable for any unforeseeable event beyond its reasonable control and not caused by its own fault or negligence. which causes the Party to be unable to perform its obligations under this CRADA, and which it has been unable to overcome by the exercise of due diligence. If a force majeure event occurs, the Party unable to perform will promptly notify the other Party. It will use its best efforts to resume performance as quickly as possible and will suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 13. Miscellaneous

13.1
Governing Law. The construction, validity, performance and effect of this CRADA will be governed by U.S. federal law, as applied by the federal courts in the District of Columbia. If any provision in this CRADA conflicts with or is inconsistent with any U.S. federal law or regulation, then the U.S. federal law or regulation will preempt that provision.

13.2
Compliance with Law. ICD and Collaborator agree that they will comply with, and advise their contractors and agents to comply with, all applicable statutes, Executive Orders, HHS regulations, and all FDA, CDC, and NIH policies relating to research on human subjects (45 C.F.R. Part 46, 21 C.F.R. Parts 50 and 56) and relating to the appropriate care and use of laboratory animals (7 U.S.C. §§ 2131 et seq.; 9 C.F.R. Part 1, Subchapter A). Additional information on these subjects is available from the HHS Office for Human Research Protections or from the NIH Office of Laboratory Animal Welfare. Collaborator agrees to ensure that employees, contractors, and agents of Collaborator who might have access to a “select agent or toxin” (as that term is defined in 42 C.F .R. §§ 73.4-73.5) transferred from ICD is properly licensed to receive the “select agent or toxin”.

13.3
Waivers. None of the provisions of this CRADA will be considered waived by any Party unless a waiver is given in writing to the other Party. The failure of a Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, will not be deemed a waiver of any rights of any Party.

13.4	Headings. Titles and headings of the articles and paragraphs of this CRADA are for convenient reference only, do not form a part of this CRADA, and will in no way affect its interpretation.

13.5	Severability. The illegality or invalidity of any provisions of this CRADA will not impair, affect, or invalidate the other provisions of this CRADA.

13.6
Amendments. Minor modifications to the Research Plan may be made by the mutual written consent of the Principal Investigators. Substantial changes to the CRADA, extensions of the term, or any changes to Appendix C will become effective only upon a written amendment signed by the signatories to this CRADA or by their representatives duly authorized to execute an amendment. A change will be considered substantial if it directly expands the range of the potential CRADA Subject Inventions, alters the scope or field of any license option governed by Article 7, or requires a significant increase in the contribution of resources by either Party.

13.7	Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder will be assigned or otherwise transferred by either Party without the prior written consent of the other Party.

13.8
Notices. All notices pertaining to or required by this CRADA will be in writing, signed by an authorized representative of the notifying Party, and delivered by first class, registered, or certified mail, or by an express/overnight commercial delivery service, prepaid and properly addressed to the other Party at the address designated on the Contacts Information Page, or to any other address designated in writing by the other Party. Notices will be considered timely if received on or before the established deadline date or sent on or before the deadline date as verifiable by U.S. Postal Service postmark or dated receipt from a commercial carrier. Notices regarding the exercise of license options will be made pursuant to Paragraph 7.3. Either Party may change its address by notice given to the other Party in the manner set forth above.

13.9
Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not agents of each other or joint venturers or partners. Each Party will maintain sole and exclusive control over its personnel and operations.

13.10
Use of Name; Press Releases. By entering into this CRADA, the Government does not directly or indirectly endorse any product or service that is or will be provided, whether directly or indirectly related to either this CRADA or to any patent or other intellectual-property license or agreement that implements this CRADA by Collaborator, its successors, assignees, or licensees. Collaborator will not in any way state or imply that the Government or any of its organizational units or employees endorses any product or service. Each Party agrees to provide proposed press releases that reference or rely upon the work under this CRADA to the other Party for review and comment at least seven (7) days prior to publication. Either Party may disclose the Summary Page to the public without the approval of the other Party.

13.11	Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, its consent or permission will not be unreasonably withheld.

13.12
Export Controls. Collaborator agrees to comply with U.S. export law and regulations. If Collaborator has a need to transfer any CRADA Materials made in whole or in part by ICD, or ICD Materials, or ICD’s Confidential Information, to a person located in a country other than the United States, to an Affiliate organized under the laws of a country other than the United States, or to an employee of Collaborator in the United States who is not a citizen or permanent resident of the United States, Collaborator will acquire any and all necessary export licenses and other appropriate authorizations.

13.13	Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement.

13.14
Survivability. The provisions of Paragraphs 3.3, 3.4, 4.2, 4.3, 5.3, 5.4, 6.l-9.2, l0.3, 10.5, 11.1, 12.1-12.3, 13.1-13.3, 13.10 and 13.14 will survive the expiration or early termination of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

SIGNATUREPAGE

ACCEPTED AND AGREED

BY EXECUTING THIS AGREEMENT, EACH PARTY REPRESENTS THAT ALL STATEMENTS MADE HEREIN ARE TRUE, COMPLETE, AND ACCURATE TO THE BEST OF ITS KNOWLEDGE. COLLABORATOR ACKNOWLEDGES THAT IT MAY BE SUBJECT TO CRIMINAL, CIVIL, OR ADMINISTRATIVE PENALTIES FOR KNOWINGLY MAKING A FALSE, FICTITIOUS, OR FRAUDULENT STATEMENT OR CLAIM.

FOR NINDS: /s/ Story Landis	3/20/06
Story Landis, Ph.D.	Date
Director, National Institute of Neurological Disorders and Stroke

FOR COLLABORATOR: /s/ John S. Kovach	3/22/06
Dr. John S. Kovach	Date
President, Lixte, Inc.

CONTACTS INFORMATION PAGE

CRADA Notices

For ICD:	For Collaborator:
Dr. Martha Lubet	Dr. John S. Kovach
6120 Executive Blvd	6 Tinker Lane
Suite 450	East Setatuket, NY 11733
Rockville, MD 20892

Patenting and Licensing

For ICD:	For Collaborator (if separate from above):
Division Director, Division of Technology	Same as above
Development and Transfer
NIH Office of Technology Transfer
6011 Executive Boulevard, Suite 325
Rockville, Maryland 20852-3804
Tel: 301-496-7057
Fax: 301-402-0220

Delivery of Materials Identified In Appendix B (if any)

For ICD:	For Collaborator:
Dr. Zhengping Zhuang	N.A.
Bldg 10 Room 4N244
10 Center Drive
Bethesda, MD 20892

SUMMARY PAGE

EITHER PARTY MAY, WITHOUT FURTHER CONSULTATION OR PERMISSION.

RELEASE THIS SUMMARY PAGE TO THE PUBLIC.

TITLE OF CRADA: Identification of agents regulating Nuclear Receptor Corepressor (N-CoR) pathway for glioma tumor cell differentiation

PHS[ICD] Component:	National Institute of Neurological Disorders and Stroke
ICD Principal Investigator:	Dr. Edward Oldfield
ICD Co-Principal Investigator:	Dr. Zhengping Zhuang
Collaborator:	Lixte, Inc.

Collaborator Principal Investigator:	Dr. John S.Kovach

TERM OF CRADA:	2 (Two) years from the Effective Date

ABSTRACT OF THE RESEARCH PLAN:

The National Institute of Neurological Disorders and Stroke (“NINDS”) in Bethesda, Maryland, and Lixte, Inc. will collaborate in the identification and evaluation of agents that target the Nuclear Receptor CoRepressor (N-CoR) pathway for glioma tumor cell differentiation. NINDS and Lixte, Inc. will also conduct research to determine if expression of N-CoR correlates with prognosis in glioma patients.

PUBLIC HEALTH SERVICE
COOPERATIVE RESEARCH AND DEVELOPMENT AGREEMENT

APPENDIX A

RESEARCH PLAN

Scope of this CRADA

The subject of this CRADA is limited to identifying agents that act synergistically with retinoic acid (RA) or okadaic acid to inhibit proliferation of Glioblastoma multiforme (GBM) cells and to determine if expression of Nuclear Receptor Corepressor (N-CoR) correlates with prognosis in glioma patients.

Background

N-CoR binds to unliganded nuclear receptors such as retinoid acid receptor (RAR) and thyroid hormone receptor. When N-CoR forms a complex with Silencing Mediator of Retinoid and Thyroid Hormone Receptors (SMRT), Histone Deacetylase 3 (HDAC3) and RAR, transcription of RAR specific target genes is repressed resulting in increased cell proliferation. Using 2-D gel technology, the SNB/NINDS has discovered that Nuclear Receptor Corepressor (N-CoR) is overexpressed in Glioblastoma multi forme (GBM) glioma cells. Phosphastase-1 inhibitors such as okadaic acid are known to inhibit N-CoR activity (Hermanson et al. Nature 419:934, 2002). SNB/NINDS has also discovered that okadaic acid acts synergistically with retinoic acid (RA) to inhibit GBM cell growth and increase cell differentiation. Okadaic acid is not specifically targeted to N-CoR and consequently is likely to have significant side-effects. SNB/NINDS seeks to identify other agents that inhibit N-CoR activity, especially agents that preferentially or specifically target N-CoR.

Glial Fibrillary Acidic Protein (GFAP) is expressed in astrocytes and is used as a marker to measure the degree of astroglial differentiation in GBM cell lines. Its expression is up-regulated in GBM cell lines cultured in retinoic acid and okadaic acid. Up-regulation of GF AP expression will be used as an additional confirmatory assay to characterize agents positive in anti-GBM proliferation assay.

A Confidentiality Disclosure Agreement (CDA) between Lixte and NTNDS for discussions regarding the N-CoR technology was executed in September, 2005. Lixte has recently submitted a patent application naming NINDS employees Dr. Zhuang, Dr. Oldfield, Dr. Deric Park. Dr. Jie Li, and Dr. Irina Lubensky and Lixte employee Dr. Kovach as inventors. The application includes methods of identifying compounds that affect cell growth of glioblastoma, methods of inhibiting tumor growth by administering one or more of the following: a RAR inhibitor, a phosphataseinhibitor or histone deacetylase inhibitor, and methods of measuring of N-CoR in tumor samples, cerebrospinal fluid (CSF) and serum as a means to confirm diagnosis, to determine response to treatment, or to determine recurrence of GBM in patients.

Background of the Parties

SNB/NINDS

Dr. Oldfield has had more than 20 years of experience leading a research effort in brain tumors that has examined the biology and pathophysiology of brain tumors, drug delivery to Central Nervous System (CNS) tumors and in developing novel approaches for treating them. As the Chief of the Surgical Neurology Branch, NTNDS, he leads a multi-dimensional research effort focused on the understanding and treatment of tumors of the CNS.

Dr. Zhuang has worked in the field of cancer genetics and cancer biology for many years. Recently he has developed a novel approach of integrating tissue microdissection into genomic and proteomic research. Successful application of this technique has led to the identification of several genetic and protein targets, such as N-CoR in brain tumors, for diagnostic and therapeutic use.

LIXTE, INC.

John S. Kovach, M.D., founded Lixte, Inc. in 2005. The company seeks to apply recent advances in the molecular characterization of human tissue and in assay technology to improve diagnostics, prognostics, and therapy for common cancers.

Dr. Kovach has more than 30 years experience in cancer research. He has extensive experience in anti-cancer drug evaluation and biomarkers of cancer cells.

Objectives of this CRADA

NINOS and Lixte will work together to identify agents that act synergistically with retinoic acid or okadaic acid to inhibit CNS tumor cell growth, especially agents that inhibit N-CoR pathway activity. Lixte will provide approximately 50 compounds of known pharmacologic activity to SNB/NINOS to be evaluated in an in vitro screening assay. If licenses are required to use the compounds in the research plan, Lixte is responsible for obtaining any necessary licenses. Some of these compounds will be tested to determine if they act synergistically with retinoic acid and mutually agreed upon functional analogues of retinoic acid in inhibiting the growth of GBM cells. Some of these, compounds will be tested to determine if they act synergistically with okadaic acid and mutually agreed upon functional analogues of okadaic acid in inhibiting the growth of GBM cells.

SNB/NINOS has also observed that a percentage of glioma cells localize N-CoR in the nuclear compartment, whereas in normal cells N-CoR is predominantly localized to the cytoplasmic compartment or is completely degraded. Therefore, the CRAOA research will determine if localization of N-CoR correlates with prognosis in glioma patients. An assay to determine if N-CoR can be detected in the serum or CSF from patients with GBM will also be developed. This assay will be used to determine if N-CoR levels in serum or CSF are useful in the diagnosis of GBM or the prognosis of disease in GBM patients.

Samples from patients will be obtained under an appropriate IRB approved protocol. All samples will be labeled with code numbers and no Identifiable Patient Information (IPI) will be released to the Parties.

Work Scope:

1)    Development of a high throughput in vitro screening assay for agents that act synergistically with retinoic acid or okadaic acid to inhibit proliferation of GBM cell lines.

The assay to determine if agents act synergistically with retinoic acid or okadaic acid to inhibit GBM cell growth in vitro currently used by SNB/NINOS will be modified so that large numbers of agents can be screened. The assay will be sufficiently robust so that assessment of the activity of several hundreds of different compounds and combinations of compounds at several concentrations can be made over a four to six month period.

2)    Screening of compounds for activity in GBM assay.

Initial experiments will be done with chemicals (primarily phosphatase inhibitors) of known toxicologic and pharmacologic properties in humans. These chemicals have been identified and claimed in the patent application. Lixte will supply these chemicals and other known inhibitors of N-CoR/SMRT complex to identify agents that act synergistically with retinoic acid or okadaic acid in the GBM assays.

3)    Development of an assay for cellular localization and levels of expression of the N-CoR in tissue and body fluids.

Lixte and SNBININDS will develop an assay to assess the potential value of N-CoR expression as a tool for diagnosis and for assessing the regression and/or progression of the cancer during medical management. Preliminary experiments will focus on the ability to detect the presence of N-CoR in brain tumor tissue, serum and CSF.

Responsibilities of the Parties

SNB/NINDS Laboratory will:

1)    Adapt the assay currently used in SNBININDS to a high throughput assay for the identification of agents active against GBMs.

2)    Screen agents for anti-proliferative activity against GBMs.

3)    Screen selected agents that are positive in the anti-proliferative assay in Glial Fibrillary Acidic Protein (OF AP) confirmatory assay.

4)    Analyze samples from GBM patients to determine if level of and localization of expression of N-CoR in tumor samples, serum or CSF correlates with prognosis of patients with OBM.

5)    Conduct preliminary animal studies of selected agents, if mutually agreed upon.

Lixte will

1)    Provide drugs and other chemicals selected for screening in in vitro assays.

2)    If a candidate agent is identified for further testing, Lixte will provide the agent in sufficient quantities to conduct in vivo animal studies.

Shared Responsibilities of Lixte and SNB/NINDS

1)    Mutually select agents to test in in vitro screening assays.

2)    Evaluate results of the initial in vitro screening assay to mutually select agents for further testing.

3)    Mutually select up to six (6) agents for further evaluation in in vitro and, if appropriate, animal models.

4)    Develop assays for N-CoR in biopsies of CNS tumors and in serum and CSF.

5)    Design and evaluate studies to determine if N-CoR assays are useful in differential diagnosis of GBM or assessment of regression or progression of CNS tumors during medical management.

6)    Provide tumor samples, serum and spinal fluid from GBM patients. Lixte will execute a contract to obtain samples. SNB/NINDS samples will be obtained under an NIH IRB approved protocol.

CRADAs AND OTHER AGREEMENTS BETWEEN THE PARTIES

CRADAs: None

CTAs: None

CDAs: Confidential Disclosure Agreement 04765 between NINDS and Lixte, Inc. effective 9/7/2005

INTELLECTUAL PROPERTY:

Sole NINDS: None

Sole Lixte: None

Joint NINDS and Lixte: Provisional Patent Application filed February 6,2006, entitled “Use of Phosphatases to Treat Glioblastomas. Inventors: NINDS employees Zhuang, Oldfield, D. Park, J. Li, J. Lubensky and Lixte employee, J. S. Kovach.

References:

1. Hermansonet al. Nature 419:934, 2002.

APPENDIX B

STAFFING, FUNDING AND MA TERIALS/
EQUIPMENT CONTRIBUTIONS OF THE PARTIES

Staffing Contributions:

ICD will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. lCD’s scientific staff will include lCD’s Principal Investigator and technical staff.

ICD estimates that 2.2 person-years of effort per year will be required to complete the CRAOA research.

Although personnel hired by PHS using CRAOA funds shall focus principally on CRAOA research, such personnel nonetheless shall be free to participate in other, non-CRADA research in the laboratory, and such activities shall be outside the scope of this CRAOA. No funds provided under this CRADA by Collaborator will be used by the PHS to pay the salary of any tenured or tenure-track employee.

Collaborator will provide scientific staff and other support necessary to conduct the research and other activities described in the Research Plan. Collaborator’s scientific staff will include Collaborator’s Principal Investigator and technical staff.

Collaborator estimates that 0.20 person-years of effort per year will be required to complete the CRADA research.

Funding Contributions:

Collaborator agrees to provide funds in the amount of two hundred thousand dollars ($200,000) per year of the CRADA for ICD to use to acquire technical, statistical, and administrative support for the research activities, as well as to pay for supplies and travel expenses. Collaborator will provide funds in equal annual installments. The first installment will be due within one hundred eighty (180) days of the Effective Date. Each subsequent installment will be due within thirty (30) days of each anniversary of the Effective Date. Collaborator agrees that ICD can allocate the funding between the various categories in support of the CRADA research as ICD’s PI sees fit.

CRADA PAYMENTS:

Collaborator will make checks payable to the National Institute of Neurological Disorders and Stroke, will reference the CRADA number 02165 entitled “Identification of agents regulating Nuclear Receptor Corepressor (N-CoR) pathway for glioma tumor cell differentiation” on each check, and will send them via trackable mail or courier to:

B-1

National Institute of Neurological Disorders and Stroke,
Financial Management Branch Building 31, Room8A34
31 Center Drive, MSC2540
Bethesda, MO 20892-2540

CRADA Travel Payments:

In order to foster research under the CRADA, NINDS staff may travel to Lixte or make presentations of data at scientific meetings. At the mutual consent of NlNDS and Lixte, Collaborator may provide for transportation and lodging costs for such activities. In such cases, both Parties must agree that1) the activities would be appropriate under this CRAOA and 2) selection of participating NINOS staff must be based on mutually acceptable criteria. Such travel is subject to NIH Manual Chapter 1500 and other applicable federal travel rules and regulations, whether paid for by government funds or private companies

Materials/Equipment Contributions:

ICD will transfer to the Collaborator the following ICD Materials for use under this CRADA: None

If ICD decides to provide additional ICD Materials for use under this CRADA, those materials will be transferred under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

Collaborator will transfer to ICD the following Collaborator Materials and/or capital equipment for use under this CRADA:

Collaborator Materials: Lixte will provide compounds used in the Research Plan. These compounds are not proprietary to Lixte, Inc.

Capital Equipment: None

B-2

APPENDIX C

MODIFICATIONS TO THE MODEL CRADA

Text to be added to the Model PHS CRADA (2005 version) is indicated by underlining and text to be deleted is indicated by ~~strikethrough~~.

Add new Article 2.17

2.17 “Human Subject” means in accordance with the definition in 45 C.F.R. § 46.102 (f), a living individual about whom an investigator conducting research obtains:

(a) data through intervention or interaction with the individual;: or

(b) Identifiable Private Information.

Add new Article 2.18

2.18 “Identifiable Private Information” or “IPI” about a Human Subject means private information from which the identity of the subject is or may readily be ascertained. Regulations defining and governing this information include 45 C.F.R. Part 46 and 21 C.F.R. Part 50.

Modify Article 3.2 as follows:

3.2 Research Plan. The Parties recognize that the Research Plan describes the collaborative research and development activities they will undertake and that interim research goals set forth in the Research Plan are good faith guidelines. Should events occur that require modification of these goals, then by mutual agreement the Parties can modify them through an amendment, according to Paragraph 13.6. Any protocol for research in animals must, in addition to other laws, comply with the provisions of 9 C.F.R. Part I Subchapter A., including review and approval of the proposed research by an Independent Animal Care and Use Committee.

Add new Article 3.6 as follows:

3.6 Third-Party Contractors. If Collaborator elects to conduct a portion of the Research Plan through a third party (e.g., as a contractor of Collaborator), then Collaborator agrees to notify ICD and to ensure that the agreement between Collaborator and the third party will be consistent with Collaborator’s obligations under this CRADA. In particular, to the extent any Invention the third party may make would be a CRADA Subject Invention if it had been made by an employer of Collaborator, then Collaborator shall secure a commitment by the third party to assign its related Inventions to Collaborator, and any such Invention shall thereafter be treated as a CRADA Subject Invention in all respects. Further, the agreement between Collaborator and third party shall require that the third party will comply with all local rules and regulations for protection of human subjects.

C-1

Modify Article 8.5 as follows:

8.5 Protection of Human Subjects’ Information. The research and development activities to be conducted under this CRADA are not intended to involve human subjects or human tissues within the meaning of 45 C.F .R. Part 46 and 21 C.F .R. Part 50. Should it become necessary to utilize human subjects or human tissues, or to provide a Party with access to information about identifiable human subjects, the Parties agree to amend this CRADA in accordance with Paragraph 13.6 to ensure that the research and development activities conducted hereunder will conform to the appropriate federal laws and regulations, including but not limited to all applicable FDA regulations and HHS regulations relating to the protection of human subjects. Collaborator shall, under no circumstances, receive information about or linked to identifiable Human Subjects in any form. Collaborator may receive samples of human tissue or data derived from identifiable private information, but only if all of the samples or data have first been rendered completely untraceable to any human subject.

Modify Article 13.13 as follows:

13.13 Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter of this CRADA and supersedes any prior understanding or written or oral agreement. The CDA executed between the Parties on or about September 7, 2005 is hereby superseded and succeeded by the terms of this CRADA. Specifically, the confidential data exchanged between the Parties under that CDA shall be governed by the terms of this CRADA as if they had been exchanged after execution of this CRADA, and not by the terms of the CDA.

Modify Article 13.14 as follows:

13.14 Survivability. The provisions of Paragraphs 3.3,3.4,4.2,4.3,5.3,5.4,6.1-9.2,10.310.5, 11.1, 12.1-12.3, 13.1-13.3, 13.10, 13.l3 and 13.14 will survive the expiration or early termination of this CRADA.

C-2

AMENDMENT 1

Current CRADA TERMS:

CRADA # 2165	Nih Pls: Dr. Edward Oldfield
Effective Date: 3/22/2006	Dr. Zhengping Zhuang
Executed Date: 3/22/2006	Institute: NINDS
Original Term: 24 months	Collaborator PI: Dr. John Kovach
Expiration Date: 3/22/2008	Collaborator: Lixte Biotechnology, Inc.

NEW CRADA TERMS:

The purpose of this amendment is to change certain terms of the above referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below and except for these changes all other provisions including the research plan of the original CRADA remain in full force and effect. Each signatory will receive an original of this amendment. Text to be added to Appendices A and B of the original CRADA is indicated by underlining and text to be deleted is indicated by ~~strikethrough~~.

1.    Change the name of the Collaborator from Lixte, Inc. to Lixte Biotechnology, Inc.

2.    Amend the Research Plan, Appendix A, on page 22 as follows:

2) Screening of compounds for activity in GBM assay. Initial experiments will be done with chemicals (primarily phosphatase inhibitors) of known toxicologic and pharmacologic properties in humans. These chemicals have been identified and claimed in the patent application. Lixte will supply these chemicals and other known inhibitors of N-CoR/SMRT complex to identify agents that act synergistically with retinoic acid or okadaic acid in the GBM assays.

GBM assays have shown that some of these compounds are active in the assays. Analogs of up to five compounds that are active in the in vitro GBM assay will be provided by Lixte and will be tested in the in vitro GBM assay. Compounds selected for analog activity studies will be mutually agreed upon. The exact number of analogs that will be tested for the selected compounds will be agreed upon in writing by the Principle Investigators prior to the start of testing of the analogs. The analogs provided by the Lixte will be transferred to NINDS under a cover letter that identifies them and states that they are being provided under the terms of the CRADA.

3.    Amend Appendix B on page 26 as follows:

Collaborator Materials: Lixte will provide compounds used in the Research Plan. Some of t~~T~~hese compounds are proprietary to Lixte Biotechnology, Inc.

Capital Equipment: None

SIGNATURES BEGIN ON NEXT PAGE

SIGNATURE PAGE

ACCEPTED AND AGREED TO

FOR NINDS: /s/ Story Landis	10/19/06
Story Landis, Ph.D.	Date
Director, National Institute of Neurological Disorders and Stroke

FOR COLLABORATOR: /s/ John S. Kovach	10/26/06
Dr. John S. Kovach	Date
President, Lixte Biotechnology, Inc.